Exhibit 99.2

International Rectifier Announces Executive Management Promotion
-Industry Veteran, Dr. Michael A. Briere, Appointed as Chief Technology Officer-

EL SEGUNDO, Calif.—(BUSINESS WIRE)—October 5, 2007—International Rectifier Corporation (“IR”) (NYSE:IRF) today announced a new organizational appointment to the company’s leadership team.

Dr. Michael A. Briere, 45, previously Executive Vice President, Research & Development for the company, has been appointed to the role of Executive Vice President, Research & Development and Chief Technology Officer.  In his new role, Dr. Briere will be responsible for the company’s technology and product development strategies.

Dr. Briere joined International Rectifier in 2003 and most recently served as the company’s Executive Vice President, Research & Development.  In that role, Dr. Briere led a team of 250 engineers and scientists on all aspects of International Rectifier’s research and development programs. Prior to that role, Dr. Briere served as the company’s Vice President of Integrated Circuit Development where he was responsible for the company’s global research and development of its wafer fabrication processes, device design, and characterization.  He also led the electronic design automation and test technologies for integrated circuits used in power management applications.

Before joining International Rectifier, Dr. Briere was Founder, President, and Chief Executive Officer of Picor Corporation, a developer and marketer of innovative power IC designs and systems.  A 20-year semiconductor industry veteran, Dr. Briere previously held positions at IBM, the Hahn Meitner Institute of Berlin, Lawrence Livermore National Laboratory, Cherry Semiconductor, and ON Semiconductor.

Dr. Briere holds a BSEE and MS in Physics from Worcester Polytechnic Institute, and a Doctorate in Solid State Physics from the Technical University of Berlin.  He also served on the IEEE subcommittee on power devices and ICs, the program committee for the International Symposium for Power Semiconductor Devices and ICs, and was a member of the Advisory Board for the Center for Surfaces and Thin Films at the University of Rhode Island, where he also served as an Adjunct Associate Professor of Physics.

Don Dancer, International Rectifier’s acting Chief Executive Officer, said, “I am very pleased to have Mike Briere, a proven industry veteran, spearhead the development and execution of IR’s next generation of products. During this time of transition, Mike has demonstrated consistent leadership and dedication to IR’s customers and employees.  I am confident that his experience, technological expertise and innovation will continue to help propel IR forward.”

Separately, the Nominating and Corporate Governance Committee of the Board of Directors, chaired by Dr. James Plummer, engaged Korn Ferry International (NYSE: KFY) to search for two additional independent directors.  The search is geared toward further enhancing the expertise, experience, and diversity of the board of directors.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “pursue,” “expect,” “will,” “believe,” “confident,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including the uncertainty that the company will be able to identify and attract additional directors and those issues and uncertainties related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Media

Graham Robertson

310.726.8512